Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 28, 2015 related to the consolidated balance sheets of Arem Pacific Corporation as of June 30, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, included in the Registration Statement (Form S-1) and related Prospectus of Arem Pacific Corporation for the registration of its shares of its common stock.

/s/ SWHC Australia

SWHC Australia

Melbourne, Australia

September 23, 2015

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